Chemtura Corporation 2007 Management Incentive Program

1. Establishment and Purpose. Pursuant to its authority under the 2005 Crompton Corporation Short-Term Incentive Plan (the “STIP”), and consistent with the purpose of the STIP as stated therein, the Committee hereby establishes the 2007 Chemtura Corporation Management Incentive Program (the “2007 MIP”). Unless otherwise defined herein, all capitalized terms shall have the meaning given to such terms in or pursuant to the STIP. The 2007 MIP provides each Participant with an opportunity to earn a variable compensation Award for the calendar year 2007 (the “2007 Performance Period”), based on the attainment of pre-established performance goals, as set forth herein (an “MIP Award”). As applicable, such MIP Awards are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

The Chemtura 2007 Management Incentive Program is based on a combination of individual and Business / Corporate performance.

For participants assigned to business groups, performance is tied to accomplishment of predetermined levels of Operating Income (OI), and corporate Net Income After Taxes (NIAT) relative to predetermined goals or goals that are revised in the course of the year by agreement (as permitted by regulation) due to changes in the business environment or business needs. Accomplishment of Operating Income relative to target will be rewarded on a scaled level.

The Business Groups are:

Crop Protection
Consumer Products
Flame Retardants
Performance Specialties
Plastic Additives

For individuals assigned to corporate groups, performance is tied to accomplishment of predetermined levels of Net Income After Taxes and accomplishment of a roll up of the five business Operating Income levels relative to predetermined goals or goals that are revised in the course of the year by agreement (as permitted by regulation) due to changes in the business environment or business needs. Accomplishment of Operating Income relative to target will be rewarded on a scaled level. Corporate Groups include: Strategy, New Business Development & Technology, Executive, Finance, Human Resources and Communications, Information Technology, Legal and Supply Chain Operations. In addition, L1 Executives, other than Business Heads, will also be considered participants in the Corporate Group. Attachment B includes a summary of the corporate and business group assignments and other features of the 2007 MIP design.

2. Threshold Corporate Performance; Funding Pool. The Committee will authorize the payment of MIP awards from one funding pool. The amount of the funding pool will be determined based on the performance of the Business Groups and the Company. For the 2007 Performance Period, the amount of the Funding Pool will be based entirely on a multiple of pre-determined Business OI and Corporate NIAT targets for calendar year 2007 (as set forth on Attachment A, hereto). The amount of the Funding Pool shall be determined based on OI and NIAT up to a maximum of 2.1 times the dollar value of the aggregate Target Award (as defined below) for the Participants in the MIP. Charges to earnings, including but not limited to fines and penalties related to past: (i) antitrust events; (ii) environmental events; and/or (iii) corporate restructuring, including plant closures, sale or purchase of businesses and severance, will be excluded from OI and NIAT for purposes of determining whether and to what extent such OI and NIAT targets have been attained. The Committee shall have full discretion to set the level for inclusion or exclusion of such factors. To the extent applicable, the Committee, in determining the Company’s NIAT, shall use the information set forth in the Company's audited financial statements. For the business groups, no MIP Award, or portion thereof, will be paid unless the Business has OI and NIAT of at least the designated minimum threshold identified on Attachment A (the “Threshold Business / Corporate Performance”), regardless of whether Business / Corporate Performance Goals (as defined below) are met. For the corporate groups, no MIP Award or portion thereof, will be paid unless the OI and NIAT of at least the designated minimum threshold identified on Attachment A (the “Threshold Business / Corporate Performance”), regardless of whether Business / Corporate Performance Goals (as defined below) are met. The amount of the Funding Pool for the 2007 Performance Period shall be determined as set forth on Attachment B, as determined by the Committee for the 2007 Performance Period.

CEO and Other Section 16 Participants

For the CEO and each of the other Section 16 Participants, the starting point is the target defined as a percentage of base salary. The maximum multiplier for the CEO is 2.00 times. For the other Section 16 Participants, the maximum payout is 2.00 times target.

Based on the funding formula above and demonstrated performance, the CEO will propose Business / Corporate bonus amounts for Chemtura’s Officers and his direct reports. The Committee will determine the CEO’s bonus and authorize bonuses for Chemtura Officers based on target of salary, OI roll up vs. target and NIAT results as determined above and their discretion up to the level previously agreed level of maximum payouts.

Other than Section 16 Participants

Each Participant who is not a Section 16 Participant shall have a target percentage of base salary that is used to establish their Business / Corporate Target Award amount. The percentages of base salary will be adjusted up or down depending on the funding of the MIP Funding Pool. Corporate Compensation will sum all of the calculated results for all Participants and establish a multiplier up or down to ensure that no more than the authorized Funding Pool is spent in total.

3. Targeted Performance. A Participant’s “Target Award Percentage” is the percentage of the Participant’s base salary, set by the Committee, that the Participant would earn for the 2007 Performance Period if a targeted level of performance was attained for pre-established “Business / Corporate Performance Goals.” Such Performance Goals shall be established and communicated in accordance with the terms of STIP. The amount that a Participant is eligible to earn for the Performance 2007 based on the Target Award Percentage is his or her “Target Award.” Individuals who transfer to or from a corporate role or from one business to another during the plan year will have their funding targets prorated for the time spent in each area.

4. Individual Performance Goals. Each Participant will establish a single set of Individual Performance Goals, provided, that, for any Award intended to be “qualified performance-based compensation,” the applicable Individual Performance Goals for any Performance Period shall be established in such a way as to satisfy the requirements of Section 162(m) of the Code. The emphasis will be on measurable and quantifiable goals and results. A detailed payout matrix showing the Business / Corporate Target Awards, and the minimum and maximum payout for each class of Participants based on performance relative to Business / Corporate Performance Goals shall be provided to each Participant at the time that Performance Goals are established for the applicable Performance Period.

5. Earning an Award. Subject to attaining the Threshold Business / Corporate Performance, the amount of a Participant’s Award may be increased above his or her Target Award based on the extent to which the level of attainment of the applicable Business / Corporate Performance Goals exceeds the target level for that Performance Period, as specified by the Committee at the time the Performance Goals are set for that Performance Period. An Award may also be reduced below the Target Award to the extent the level of achievement of the Performance Goals is below target, but at or above the minimum level for that Performance Period, as specified by the Committee at the time the Performance Goals are established. Notwithstanding anything else to the contrary herein, a Participant will not receive any MIP Award, or portion thereof, if the level of achievement of any Business / Corporate Performance Goal is below the minimum required to earn an Award for the applicable Performance Period, as specified by the Committee at the time the Performance Goals are established. The Committee may reduce or increase the amount of a payout otherwise to be made in connection with an Award but may not exercise its discretion to increase any such amount in connection with an Award that is intended to qualify as "performance-based compensation" as defined under Section 162(m) of the Code, or to increase an Award beyond the maximum Award established by the Committee at the time that Performance Goals are established. The Committee may consider other performance criteria in exercising such negative or positive discretion, to the extent permitted under Section 162(m) of the Code, including reducing the amount of an Award to offset the effect or impact of extraordinary and/or nonrecurring events during the 2007 Performance Period, as determined by the Committee in its sole discretion. The CEO will recommend Business / Corporate bonus amounts to the Committee for each of the other Section 16 Participants.

Once adjusted targets for each Business / Corporate outside of the Section 16 group are established, the adjusted targets will be subject to a Personal Performance Multiplier (PPM) that may be anywhere between .00 and 1.50 that will adjust the MIP payouts up or down based on Business / Corporate results and behaviors. The sum of all Personal Performance Multipliers for Chemtura cannot exceed the sum of the number of participants in MIP. This is to prevent an overspending of the funding pool authorized by the Compensation Committee. PPM’s will clearly correlate to performance ratings for 2007 work. Significant differentiation for Individual performance is anticipated. Expected ranges for each performance rating are:

Highest Performance	1.20 to 1.50
Successful Performance	.75 to 1.25
Inconsistent Performance	.50 to .75
Unacceptable Performance	.00 to .50

6. Changes to Targets or Performance Goals. To the extent not inconsistent with the requirements of Section 162(m) of the Code with respect to "qualified performance-based compensation," the Committee may at any time prior to the final determination of Awards: (i) change the Target Award Percentage of any Participant; (ii) assign a different Target Award Percentage to a Participant to reflect any change in the Participant's responsibility level or position during the course of the Performance Period; or (iii) change the Performance Goals of any Participant to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company's method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company's corporate structure or shares, or any other change of a similar nature.

7. Eligibility. The Committee shall designate Participants in the MIP in accordance with the terms of the STIP and as set forth herein. The Committee will delegate to the CEO authority to determine eligibility for participation in the Other Management Funding Pool. Each Participant must be an Eligible Employee as of January 1, 2007, and be actively employed as of the scheduled payment date March 15, 2008. Exceptions may be granted to employees who are participating as of January 1st of the Plan year, complete at least six months of employment during the Plan year, and then retire (defined as eligibility for an immediate non-discounted benefit under one of Chemtura’s pension plans or the attainment of a minimum of age 55 and a minimum of 5 years service) or leave involuntarily (except for cause). Participants who retire and provide Chemtura with three months advanced written notice and individuals who terminate involuntarily not for cause after May 1 of the plan year may be eligible for prorated payments. Participants who resign or are terminated for cause will forfeit eligibility for any payment under this program.

Any employee of the Company who is hired or is promoted into a MIP eligible position, as determined by the Committee after the beginning of the Plan year may be assigned prorated target incentives bases upon salary at eligibility and the number of months in the position provided they have a minimum of six months participation.

8. Other Conditions. Participation in the MIP is in no way an employment agreement, and each employee’s employment by Chemtura remains, and shall continue to remain at will. Nothing in the MIP changes or in any way affects an employee’s right to resign his or her employment at any time, or Chemtura’s right to terminate such employee’s employment at any time. Notwithstanding anything else to the contrary herein, the CEO and the Vice President of Human Resources shall retain the discretion to adjust eligibility, targets or Business / Corporate performance goals for Business / Corporate whose funding is provided by the Other Management Funding Pool.